Exhibit 10.14

UROPLASTY, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into effective the 11th day of February, 2013, between Uroplasty, Inc., a Minnesota corporation, located at 5420 Feltl Road, Minnetonka, Minnesota, 55343 (hereinafter referred to as the "Company") and Darin Hammers, who resides at 4934 Brendlynn Dr., Suwanee, GA 30034 (hereinafter referred to as "Employee").

WHEREAS, Uroplasty is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions; and

WHEREAS, the Company and the Employee desire to set forth in this Agreement the terms under which Employee will serve as Vice President—Sales of the Company.

NOW, THEREFORE, the parties agree as follows.

1.              EMPLOYMENT. The Company hereby employs Employee as Vice President— Sales of the Company and Employee accepts such employment and agrees to serve the Company with undivided loyalty and to the best of his ability promote the interests and business of the Company and to devote his full business time, energy and skill to such employment.

2.              DUTIES AND POWERS.

(a)            Employee shall report to the President and Chief Executive Officer of the Company.

(b)            Employee shall perform such duties as a Vice President—Sales would customarily perform and such other duties as may be assigned to him from time to time by the President and Chief Executive Officer. Employee shall initially perform such duties out of his office in Atlanta, Georgia, but with the expectation that he would relocate and work from the Company's principal offices in Minnetonka, Minnesota as soon as practical and in any event by February 11, 2015.

3.             TERM. The term of this Agreement shall commence on February 11, 2013, and shall continue indefinitely, until such time, if any, that this Agreement is terminated pursuant to Section 10 herein.

4.             BASE SALARY. The Company shall pay to Employee a base salary of Two Hundred Twenty Thousand Dollars ($220,000) per year, which shall be paid in installments at least twice per month, and such amount shall be adjusted at least on an annual basis beginning June 2014 pursuant to the mutual agreement of the Company and Employee.

5.             BONUS. Employee shall be entitled to participate in the annual cash incentiveprogram established by the Board of Directors, starting with the year ending March 31, 2014. For the year ending March 31, 2014, such bonus program shall include provisions substantially equivalent to the attached Exhibit A, and thereafter shall be as established by the Company's Board of Directors consistent with the program for other executive officers and consistent with Employee's position.

6.              OPTIONS. Employee shall be granted an option to purchase 100,000 shares of the Company's common stock with an exercise price equal to the last sale price of such Common Stock as quoted on the Nasdaq on February 11, 2013, such option to have a term of seven years and to not be exercisable on the date of grant, but to become exercisable with respect to 33,333 shares on February 11, 2014, with respect to an additional, cumulative 33,333 shares on February 11, 2015, and with respect to a final, cumulative 33,334 shares on February 11, 2016, provided that the Employee remains an employee of the Company on such dates, and shall have other provisions, including provisions relating to the acceleration of such vesting in the event of a Change of Control, as are contained in the Company's 2006 Amended Stock and Incentive Plan and form stock option agreement.

7.              FRINGE BENEFITS. During the term of Employee's employment with the Company, the Company shall provide to Employee the right to participate in all fringe benefits and perquisite and benefits programs as are made available to employees or executives of the Company from time to time, including, without limitation, health-care coverage provided by the Company or a third party under contract with the Company, and three weeks per year paid vacation.

8.              REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall reimburse Employee for the reasonable and necessary expenses incurred in connection with the performance of him duties in accordance with the policies and procedures of the Company governing such expenses, upon presentation of appropriate vouchers for said expenses.

9.             CONFIDENTIALITY AGREEMENT. Employee confirms that he executed that certain Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement dated as of February 11, 2013, (the "Confidentiality Agreement") and that such Confidentiality Agreement is, and shall remain effective.

10.          TERMINATION. Employee's employment with the Company may be terminated by the Company or Employee, with or without Cause, upon thirty (30) days' written notice to the other party. Such employment may also be terminated immediately by the Company by written notice to Employee for the following events which would constitute "Cause": (a) Employee is convicted of a felony,(b) Employee has committed any theft or fraudulent act or has acted dishonestly with respect to any business of the Company, (c) Employee has engaged in substance abuse, or (d) Employee has breached any agreement made between Employee and the Company, including, without limitation, the Confidentiality Agreement. In no event shall termination for Cause be based solely on Employee's employment performance.

11.          SEVERANCE PAYMENT. if the Company, its successors or assigns, terminates Employee's employment under this Agreement without Cause, the Company, or such successors or assigns, shall pay to Employee (i) an amount equal to six times his monthly base salary if such termination occurs prior to February 11, 2014 and there has been no Change in Control, and (ii) an amount equal to twelve times his monthly base salary if such termination occurs either (x) after a Change in Control or (y) on or after February 11, 2014; provided, however, that the Company shall have no obligation to make such payments if Employee breaches any term or provision of the Confidentiality Agreement. Severance payments shall be made monthly after such termination in an amount equal to Employee's monthly salary until the full amount of severance has been paid, provided, however, that if, and to the extent, that any such payments would constitute non-qualified deferred compensation under Section 409A of the internal Revenue Code of 1986, as amended, such payments shall be made in lump sum. For purposes of this Section 10, "Change in Control" shall be deemed to occur as of the first day after the date hereof that any one or more of the following conditions is satisfied:

(i)      any person or entity, or group of persons or entities acting together, other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any voting security of the Company and, immediately after such acquisition, such person, entity or group is, directly or indirectly, the beneficial owner of voting securities representing a majority of the total voting power of all of the then-outstanding voting securities of the Company and has a larger percentage of voting securities of the Company than any other person, entity or group holding voting securities of the Company;

(ii)     the following individuals no longer constitute a majority of the members of the Board: (A) Thomas Jameson, Lee Jones, David Kaysen, Robert Kill, Patrick Maxwell, James Stauner and Sven Wehrwein (the "Original Directors"); (B) the individuals who thereafter are elected to the Company's Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election); and (C) the individuals who are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election);

(iii)   the shareholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of outstanding voting securities, other than any such transaction which results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least a majority of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., 50% or more of the total assets of the Company).

12.          SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

13.          ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

14.          WAIVER OF BREACH. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.          AMENDMENT. This Agreement may be amended only in writing, signed by both parties.

16.          ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. Other than those agreements referred to in this Agreement, there are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements, if any, relating to the employment of Employee by the Company.

17.          BINDING EFFECT. This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto; provided, however, Employee may not assign this Agreement.

18.          NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than the parties hereto any rights or benefits under or by reason of this Agreement.

19.          NOTICES. Any notice to be given under this Agreement by either Employee or the Company shall be in writing and shall be effective upon personal delivery, or delivery by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the party at the address set forth at the beginning of this Agreement, but each party may change its or him address by written notice in accordance with this paragraph. Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing.

20.          COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

21.          GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles contained therein. The venue for any action hereunder shall be in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above:

UROPLASTY, INC.		EMPLOYEE:

By:	/s/ David B. Kaysen	By:	/s/ Darin Hammers
David B. Kaysen		Darin Hammers
President and Chief Executive Officer

EXHIBIT A

EXECUTIVE INCENTIVE PLAN FOR 2014 FOR

DARIN HAMMERS (EMPLOYEE)

Target Objectives for United States Sales Revenue, Operating Income, and United States Urgent PC Sales Revenue for the year starting April 1, 2013 and ending March 31, 2014 ("Fiscal 2014") shall be as established by the Company's Board of Directors for the incentive plan for all executive officers.

1. Employee shall be eligible to earn a base bonus for Fiscal 2014 equal to 40% of base salary ($88,000) if all bonus objectives are met at Target. Of such bonus objectives:

•	60% to 80% will be based upon the Company's United States Sales Revenue in Fiscal 2014

•	20% to 40% will be based upon the Company's Operating Income in Fiscal 2014 or individual performance objectives, or on some combination of Operating Income and individual performance objectives.

•	No bonus will be earned based upon United States Sales Revenue, or Operating Income in Fiscal 2014 unless the Company achieves at least 95% of the Target United States Sales Revenue or 95% of Operating Income.

•	The Employee will be entitled to 20% multiplied by the percentage of his targeted bonus attributable to the financial measure, and multiplied by his bonus target, if the Company achieves 95% of targeted United States Sales Revenue or Operating Income in Fiscal 2014 and 60% multiplied by such amounts if the Company achieves 110% of targeted United States Sales Revenue or Operating Income in Fiscal 2014, but will not be entitled to any extra base bonus for performance over 110%.

2. Employee shall be eligible for a special incentive bonus, in addition to the base bonus set forth above, if the Company generates United States Urgent PC Sales Revenue in Fiscal 2014 that exceeds 110% of targeted United States Urgent PC Sales Revenue in Fiscal 2014. Such special incentive bonus shall be equal to $5,000 for each one percent of targeted United States Urgent PC Sales Revenue by which actual United States Urgent PC Sales Revenue exceeds 110% of targeted United States Urgent PC Sales Revenue, up to a maximum of $50,000, plus an additional $50,000 if actual United States Urgent PC Sales Revenue meets or exceeds 120% of targeted United States Urgent PC Sales Revenue.